                           SUMMARY PLAN DESCRIPTION

                                    FOR THE

    SALIDA BUILDING AND LOAN ASSOCIATION 401(K) PROFIT SHARING PLAN & TRUST

                               TABLE OF CONTENTS

(1)  GENERAL...........................................................................................   1

(2)  IDENTIFICATION OF PLAN............................................................................   1

(3)  TYPE OF PLAN......................................................................................   1

(4)  PLAN ADMINISTRATOR................................................................................   1

(5)  TRUSTEE/TRUST FUND................................................................................   2

(6)  HOURS OF SERVICE..................................................................................   2

(7)  ELIGIBILITY TO PARTICIPATE........................................................................   2

(8)  EMPLOYER'S CONTRIBUTIONS..........................................................................   3

(9)  EMPLOYEE CONTRIBUTIONS............................................................................   5

(10) VESTING IN EMPLOYER CONTRIBUTIONS.................................................................   5

(11) PAYMENT OF BENEFITS AFTER TERMINATION OF EMPLOYMENT...............................................   7

(12) PAYMENT OF BENEFITS PRIOR TO TERMINATION OF EMPLOYMENT............................................   9

(13) DISABILITY BENEFITS...............................................................................  10

(14) PAYMENT OF BENEFITS UPON DEATH....................................................................  10

(15) DISQUALIFICATION OF PARTICIPANT STATUS - LOSS OR DENIAL OF BENEFITS...............................  11

(16) CLAIMS PROCEDURE..................................................................................  11

(17) RETIRED PARTICIPANT, SEPARATED PARTICIPANT WITH VESTED BENEFIT, BENEFICIARY RECEIVING
     BENEFITS..........................................................................................  12

(18) PARTICIPANT'S RIGHTS UNDER ERISA..................................................................  12

(19) FEDERAL INCOME TAXATION OF BENEFITS PAID..........................................................  13

(20) PARTICIPANT LOANS.................................................................................  13

                           SUMMARY PLAN DESCRIPTION


(1) GENERAL. The legal name, address and Federal employer identification number of the Employer are -

     Salida Building and Loan Association
     P.O. Box 309, 103 W 2nd Street
     Salida, Colorado 81201
     84-0311998

The Employer has established a retirement plan ("Plan") to supplement your income upon retirement. In addition to retirement benefits, the Plan may provide benefits in the event of your death or disability or in the event of your termination of employment prior to normal retirement. If after reading this summary you have any questions, please ask the Plan Administrator. We emphasize this summary plan description is a highlight of the more important provisions of the Plan. If there is a conflict between a statement in this summary plan description and in the Plan, the terms of the Plan control.

(2)  IDENTIFICATION OF PLAN.  The Plan is known as -

     Salida Building and Loan Association 401(k) Profit Sharing Plan & Trust

The Employer has assigned 001 as the Plan identification number. The plan year is the period on which the Plan maintains its records: First Plan Year will be 7/1/94 to 12/31/94. Subsequent Plan Years will be the 12 consecutive month period ending each 12/31

(3) TYPE OF PLAN. The Plan is commonly known as a Code section 401(k) profit sharing plan. Section (8), "Employer's Contributions," explains how you share in the Employer's annual contributions to the trust fund and the extent to which the Employer has an obligation to make annual contributions to the trust fund.

Under this Plan, there is no fixed dollar amount of retirement benefits. Your actual retirement benefit will depend on the amount of your account balance at the time of retirement. Your account balance will reflect the annual allocations, the period of time you participate in the Plan and the success of the Plan in investing and reinvesting the assets of the trust fund. Furthermore, a governmental agency known as the Pension Benefit Guaranty Corporation (PBGC) insures the benefits payable under plans which provide for fixed and determinable retirement benefits. The Plan does not provide a fixed and determinable retirement benefit. Therefore, the PBGC does not include this Plan within its insurance program.

(4) PLAN ADMINISTRATOR. The Employer is the Plan Administrator. The Employer's telephone number is (719) 539-2516. The Employer has designated Larry Smith to assist the Employer with the duties of Plan Administrator. You may contact Larry Smith at the Employer's address. The Plan Administrator is responsible for providing you and other participants information regarding your rights and benefits under the Plan. The Plan Administrator also has the primary authority for filing the various reports, forms and returns with the Department of Labor and the Internal Revenue Service.

The name of the person designated as agent for service of legal process and the address where a processor may serve legal process upon the Plan are -

     Larry Smith

     Salida Building and Loan Association
     P.O. Box 309, 103 W 2nd Street
     Salida, Colorado 81201

A legal processor may also serve the Trustee of the Plan or the Plan Administrator.

The Plan permits the Employer to appoint an Advisory Committee to assist in the administration of the Plan. The Advisory Committee has the responsibility for making all discretionary determinations under the Plan and for giving distribution directions to the Trustee. If the Employer does not appoint an Advisory Committee, the Plan Administrator assumes these responsibilities. The members of the Advisory Committee may change from time to time. You may obtain the names of the current members of the Advisory Committee from the Plan Administrator.

(5)  TRUSTEE/TRUST FUND.  The Employer has appointed -

     Larry D. Smith                     Salida Building and Loan Association
     Richard A. Young                   P.O. Box 309, 103 W 2nd Street
     Robert Mitchell                    Salida, Colorado 81201
     William Fagala, Timothy Glenn

to hold the office of Trustee. The Trustee will hold all amounts the Employer contributes to it in a trust fund. Upon the direction of the Advisory Committee, the Trustee will make all distribution and benefit payments from the trust fund to participants and beneficiaries. The Trustee will maintain trust fund records on a plan year basis.

(6) HOURS OF SERVICE. The Plan and this summary plan description include references to hours of service. To become eligible to participate in the Plan, to advance on the vesting schedule or to share in the allocation of Employer contributions for a plan year, the Plan requires you to complete a minimum number of hours of service during a specified period. The sections covering eligibility to participate, vesting and employer contributions explain this aspect of the Plan in the context of those topics. However, hour of service has the same meaning for all purposes of the Plan.

The Department of Labor, in its regulations, has prescribed various methods under which the Employer may credit hours of service. The Employer has selected the "actual" method for crediting hours of service. Under the actual method, you will receive credit for each hour for which the Employer pays you, directly or indirectly, or for which you are entitled to payment, for the performance of your employment duties. You also will receive credit for certain hours during which you do not work if the Employer pays you for those hours, such as paid vacation.

If an employee's absence from employment is due to maternity or paternity leave, the employee will receive credit for unpaid hours of service related to his leave, not to exceed 501 hours. The Advisory Committee will credit these hours of service to the first period during which the employee otherwise would incur a 1-year break in service as a result of the unpaid absence.

(7) ELIGIBILITY TO PARTICIPATE. To become a participant, an employee must complete one year of service and attain age 18. You do not have to complete any form for entry into the Plan. You will become a

Participant on the the first day of the plan year or the first day of the seventh month of the plan year immediately following your completion of the age and service requirement.

The Plan defines "year of service" as a 12-month eligibility service period in which you work at least 1,000 hours for the Employer. The first eligibility service period starts on your first day of employment with the Employer. For example, if you begin work on February 15 and work 1,000 hours from that February 15 through the following February 14, you would enter the Plan on the first day or the first day of the seventh month of the Plan Year immediately following the completion of the one year of service. After the first 12-month eligibility service period, the Plan will measure your eligibility service period on an anniversary basis. In the prior example, on an anniversary basis, the Plan would measure the 12-month periods beginning each February 15. The Plan will need to measure more than one 12-month period, for example, if you do not complete a year of service in the first 12-month period.

The example in the prior paragraph assumes you are at least age 18 when you complete the service requirement. If you have not attained age 18 when you complete the service requirement, then you will become a participant in the Plan on the the first day of the plan year or the first day of the seventh month of the plan year immediately following your attainment of age 18.

If you terminate employment after becoming a Participant in the Plan and later return to employment, you will re-enter the Plan on your re-employment date. Also, if you terminate employment after satisfying the Plan's eligibility conditions but before actually becoming a participant in the Plan, you will become a participant in the Plan on the later of your scheduled entry date or your reemployment date.

The following employees are not eligible to participate in the plan:

     employees working in a classification of employees covered by a collective bargaining agreement.

If by reason of this exclusion, you should become ineligible to participate in the Plan, you may not receive an allocation of the Employer's contribution during the period of your exclusion, but during this period your account balance will continue to share in trust fund earnings or losses.

(8)  EMPLOYER'S CONTRIBUTIONS. 401(K) ARRANGEMENT.  This Plan includes a
"401(k) arrangement," under which you may elect to have the employer contribute a portion of your compensation to the Plan. The contributions the Employer makes under your election are "elective deferrals." The Advisory Committee will allocate your elective deferrals to a separate account designated by the Plan as your Deferral Contributions Account.

As a participant in the Plan, you may enter into a salary reduction agreement with the Employer. The Advisory Committee will give you a salary reduction agreement form which will explain your salary reduction options. The Employer will withhold from your pay the amount you have agreed to have the Employer contribute as elective deferrals.

Your salary reduction agreement remains in effect until you revoke the agreement. You may revoke your salary reduction agreement as of any Plan Entry Date. If you revoke your salary reduction agreement, you may file a new agreement with an effective date as of any subsequent Plan Entry Date. You may increase or decrease your salary reduction percentage or dollar amount as of any Plan Entry Date. Your salary reduction contributions may not exceed 15% of your Compensation for the Plan Year.

For any calendar year, your elective deferrals may not exceed a specific dollar amount determined by the Internal Revenue Service. If your elective deferrals for a particular calendar year exceed the dollar limitation in effect for that calendar year, the Plan will refund the excess amount, plus any earnings (or loss) allocated to that excess amount. If you participate in another "401(k) arrangement" or in similar arrangements under which you elect to have an employer contribute on your behalf, your total elective deferrals may not exceed the dollar limitation in effect for that calendar year. The Form W-2 you receive from each employer for the calendar year will report the amount of your elective deferrals for that calendar year under that employer's plan. If your total exceeds the dollar limitation in effect for that calendar year you should decide which plan you wish to designate as the plan with the excess amount. If you designate this Plan as holding the excess amount for a calendar year, you must notify the Advisory Committee of that designation by March 1 of the following calendar year. The Trustee then will distribute the excess amount to you, plus earnings (or loss) allocated to that excess amount.

MATCHING CONTRIBUTIONS. For each plan year, the Employer will contribute to the Plan an amount of matching contributions determined by the Employer at its discretion. The Employer may choose not to make matching contributions for a particular plan year. The Advisory Committee will allocate the matching contributions on the basis of the participant's "eligible contributions." A participant's "eligible contributions" equal the participant's elective deferrals for the plan year (other than any elective deferrals which exceed the dollar limitation determined by the Internal Revenue Service). A participant's share of the matching contributions is equal to his share of the total eligible contributions made by all participants. For example, if your eligible contributions equal 10% of the total eligible contributions made by all participants, your account would receive an allocation of 10% of the total amount of matching contributions made by the Employer for the plan year. The Advisory Committee allocates your share of these matching contributions to your Regular Matching Contributions Account.

QUALIFIED NONELECTIVE CONTRIBUTIONS. The Plan permits the Employer to contribute a discretionary amount for a plan year which the Employer will designate as qualified nonelective contributions. If the Employer makes qualified nonelective contributions for a plan year, the Advisory Committee will allocate those contributions to the separate accounts of those participants who are eligible for an allocation for the plan year but who are not highly compensated employees for that plan year. The law defines highly compensated employees to include most owners and officers of the Employer and employees whose compensation for the plan year exceeds certain dollar limitations prescribed by the Internal Revenue Service. Also, a family member of a highly compensated employee may be a highly compensated employee under the Plan.

The Advisory Committee will base a participant's allocation of qualified nonelective contributions upon the participant's share of the total compensation paid during that plan year to all participants eligible for the allocation. For example, if your compensation for a particular plan year equals 10% of total compensation for all participants eligible for the allocation, the Advisory Committee would allocate 10% of the total qualified nonelective contributions to your Qualified Nonelective Contributions Account.

EMPLOYER'S NONELECTIVE CONTRIBUTIONS. Each plan year, the Employer will make nonelective contributions to the Plan in the amount determined by the Employer at its discretion. The Employer may choose not to make nonelective contributions to the Plan for a particular plan year.

For each plan year the Employer makes nonelective contributions to the Plan, the Advisory Committee will allocate this contribution to the separate accounts maintained for participants. The Advisory Committee will base your allocation upon your proportionate share of the total compensation paid during that plan year to all participants in the Plan. For example, if your compensation for that plan year is 10% of the total compensation for all participants for that particular plan year, the Advisory Committee will allocate 10% of the total Employer contribution for the plan year to your separate account.

ALLOCATION OF FORFEITURES. The Plan allocates participant forfeitures as if the forfeitures were additional Employer nonelective contributions for the plan year in which the forfeitures occur.

COMPENSATION. The Plan defines compensation as the employee's total amount of earnings reportable as W-2 wages for Federal income tax withholding purposes.

With limited exceptions, the Plan includes an employee's compensation only for the part of the plan year in which he actually is a participant.

CONDITIONS FOR ALLOCATION. Generally, your account is entitled to an allocation of Employer contributions for each plan year in which you are a participant. However, in the year you terminate employment with the Employer, with limited exceptions, you must complete at least 501 hours of service to be entitled to an allocation.

The contribution allocations described in this Section (8) may vary for certain employees if the Plan is top heavy. Generally, the Plan is top heavy if more than 60% of the Plan's assets are allocated to the accounts of key employees (certain owners and officers). If the Plan is top heavy, any participant who is not a key employee and who is employed on the last day of the plan year, may not receive a contribution allocation which is less than a certain minimum. Usually that minimum is 3%, but if the contribution allocation for the plan year is less than 3% for all the key employees, the top heavy minimum is the smaller allocation rate. If you are a participant in the Plan, your allocation described in this Section (8) in most cases will be equal to or greater than the top heavy minimum contribution allocation. The Plan also may vary the definition of the top heavy minimum contribution to take into account another plan maintained by the Employer.

The law limits the amount of "additions" (other than trust earnings) which the Plan may allocate to your account under the Plan. Your additions may never exceed 25% of your compensation for a particular plan year, but may be less if 25% of your compensation exceeds a dollar amount announced by the Internal Revenue Service each year. The Plan may need to reduce this limitation if you participate (or have participated) in any other plans maintained by the Employer. The discussion of Plan allocations in this Section (8) is subject to this limitation.

(9) EMPLOYEE CONTRIBUTIONS. The Plan does not permit nor require you to make employee contributions to the trust fund. "Employee contributions" are contributions made by an employee for which the employee does not receive an income tax deduction. The only source of contributions under the Plan is the annual Employer contribution, including the "elective deferrals" made at your election under the 401(k) arrangement described in Section (8). "Elective deferrals" are not "employee contributions" for purposes of the Plan.

(10) VESTING IN EMPLOYER CONTRIBUTIONS. Your interest in the contributions the Employer makes to the Plan for your benefit becomes 100% vested when you attain normal retirement age (as defined in Section

(11)). Prior to normal retirement age, your interest in the contributions the employer makes on your behalf become vested in accordance with the following schedule:

                                                                 PERCENT OF
         YEARS OF SERVICE                                    NONFORFEITABLE INTEREST
         ----------------                                    -----------------------
          Less than 1 . . . . . . . . . . . . . . . . . . . . . . .     00%
              1 . . . . . . . . . . . . . . . . . . . . . . . . . .     00%
              2 . . . . . . . . . . . . . . . . . . . . . . . . . .     00%
              3 . . . . . . . . . . . . . . . . . . . . . . . . . .     20%
              4 . . . . . . . . . . . . . . . . . . . . . . . . . .     40%
              5 . . . . . . . . . . . . . . . . . . . . . . . . . .     60%
              6 . . . . . . . . . . . . . . . . . . . . . . . . . .     80%
              7 or more . . . . . . . . . . . . . . . . . . . . . .     100%


100% VESTING FOR DEFERRAL CONTRIBUTIONS ACCOUNT. The vesting schedule does not apply to your Deferral Contributions Account described in Section (8). Instead, you are 100% vested at all times in your Deferral Contributions Account.

SPECIAL VESTING RULE FOR DEATH OR DISABILITY. If you die or become disabled while still employed by the Employer, your entire Plan interest becomes 100% vested, even if you otherwise would have a vested interest less than 100%.

TOP HEAVY VESTING RULE. If the Plan becomes top heavy, a different vesting schedule applies. In the event that schedule becomes effective, the Advisory Committee will notify all participants in writing of the new schedule.

YEAR OF SERVICE. To determine your percentage under a vesting schedule, a year of service means a 12-month vesting service period in which you complete at least 1,000 hours of service. The Plan measures the vesting service period as the participant's employment year. A participant's employment year is the 12-month period beginning on his employment commencement date and each 12-month period beginning on the anniversary of his employment commencement date. If you complete at least 1,000 hours of service during an employment year, you will receive credit for a year of service even though you are not employed by the Employer on the last day of that employment year.

You will receive credit for years of service with the Employer prior to the time the Employer established the Plan and for years of service prior to the time you became a participant in the Plan.

The Plan provides two methods of vesting forfeiture which may apply before a participant becomes 100% vested in his entire interest under the Plan. The primary method of vesting forfeiture is the "forfeiture break in service" rule. The secondary method of forfeiture is the "cash out" rule. Also see Section
(15) relating to loss or denial of benefits.

FORFEITURE BREAK IN SERVICE RULE. Termination of employment alone will not result in forfeiture under the Plan unless you do not return to employment with the Employer before incurring a "forfeiture break in service." A "forfeiture break in service" is a period of 5 consecutive vesting service periods in which you do not work more than 500 hours in each vesting service period comprising the 5 year period.

EXAMPLE. Assume you are 60% vested in your account balance. After working 400 hours during a particular vesting service period, you terminate employment and perform no further service for the Employer during the next 4 vesting service periods. Under this example, you would have a "forfeiture break in service" during the fourth vesting service period following the vesting service period in which you terminated employment because you did not work more than 500 hours during each vesting service period of 5 consecutive vesting service periods. Consequently, you would forfeit the 40% non-vested portion of your account. If you had returned to employment with the Employer at any time during the 5 consecutive vesting service periods and worked more than 500 hours during any vesting service period within that 5-year period, you would not incur a forfeiture under the "forfeiture break in service" rule.

CASH OUT RULE. The cash out rule applies if you terminate employment and receive a total distribution of the vested portion of your account balance before you incur a forfeiture break in service. For example, assume you terminated employment during a particular vesting service period after completing 800 hours of service. Assume further the total value of your account balance is $6,000 in which you have a 60% vested interest. Before you incur a forfeiture break in service, you receive a distribution of the $3,600 vested portion ($6,000 X 60%) of your account balance. Upon payment of the $3,600 vested portion of your account balance, you would forfeit the $2,400 nonvested portion. If you return to employment before you incur a "forfeiture break in service," you may have the Plan restore your "cash out" forfeiture by repaying the amount of the distribution you received attributable to Employer contributions. This repayment right applies only if you do not incur a
"forfeiture break in service."   You must make this repayment no later than the
date 5 years after you return to employment with the Employer. Upon your reemployment with the Employer, you may request the Advisory Committee to provide you a full explanation of your rights regarding this repayment option. If the vested portion of your account balance does not exceed $3,500, the Plan will distribute that vested portion to you in a lump sum, without your consent. This involuntary cash-out distribution will result in the forfeiture of your nonvested account balance, in the same manner as an employee who voluntarily elects a cash-out distribution. Also, upon reemployment you would have the same repayment option as an employee who elected a cash-out distribution, if you return to employment before incurring a "forfeiture break in service."

If you are 0% vested in your entire interest in the Plan, the Plan will treat you as having received a cash-out distribution of $0. This "distribution" results in a forfeiture of your entire Plan interest. Normally, this forfeiture occurs on the date you terminate employment with the Employer. However, if you are entitled to an allocation of Employer contributions for the plan year in which you terminate employment with the Employer, this forfeiture occurs as of the first day of the next plan year. If you return to employment before you incur a forfeiture break in service, the Plan will restore this forfeiture, as if you repaid a cash-out distribution.


(11) PAYMENT OF BENEFITS AFTER TERMINATION OF EMPLOYMENT. After you terminate employment with the Employer, the time at which the Plan will commence distribution to you and the form of that distribution depends on whether your vested account balance exceeds $3,500. If you receive a distribution from the Plan before you attain age 59-1/2, the law imposes a 10% penalty on the amount of the distribution you receive to the extent you must include the distribution in your gross income, unless you qualify for an exception from this penalty. You should consult a tax advisor regarding this 10% penalty. This summary makes references to your normal retirement age. Normal retirement age under this Plan is the later of the date you attain age 65 or the 5th anniversary of the first day of the plan year in which you became a participant in the Plan.

If your vested account balance does not exceed $3,500, the Plan will distribute that portion to you, in lump sum, on When administratively practicable following the Accounting Date of the first plan year beginning after you terminate employment with the Employer, or as soon as administratively practicable following that date. If you already have attained normal retirement age when you terminate employment, the Plan must make this distribution no later than the 60th day following the close of the plan year in which your employment terminates, even if the normal distribution date would occur later. The Plan does not permit you to receive distribution in any form other than a lump sum if your vested account balance does not exceed $3,500.

If your vested account balance exceeds $3,500, the Plan will commence distribution to you at the time you elect to commence distribution. The Plan permits you to elect distribution:

          as of any distribution date following your attainment of normal retirement age.

          as of any distribution date following your termination of employment with the Employer.

          as of any distribution date following attainment of age 59.5 if, at the time you terminate employment with the Employer, you have completed at least 5 years of service.

A "distribution date" under the Plan means As soon as administratively practicable in the first Plan Year beginning after the Participant's separation from Service. You may not actually receive distribution on the distribution date you elect. The Plan provides the Trustee an administratively reasonable time following a particular distribution date to make actual distribution to a participant.

No later than 30 days prior to your earliest possible distribution date, the Advisory Committee will provide you a notice explaining your right to elect distribution from the Plan and the forms necessary to make your election. If you do not make a distribution election, the Plan will commence distribution to you on the 60th day following the close of the plan year in which the latest of three events occurs: (1) your attainment of normal retirement age; (2) your attainment of age 62; or (3) your termination of employment with the Employer. To determine whether your vested account balance exceeds $3,500, the Plan normally looks to the last valuation of your account prior to the scheduled distribution date.

With limited exceptions, you may not commence distribution of your vested account balance later than April 1 of the calendar year following the calendar year in which you attain age 70-1/2, even if you have not terminated employment with the Employer. This required distribution date overrides any contrary distribution date described in this summary. If the Employer terminates the Plan before you receive complete distribution of your vested benefits, the Plan might make distribution to you before you otherwise would elect distribution. Upon Plan termination, if your vested account balance exceeds $3,500, you will receive an explanation of your distribution rights.

For purposes of making a distribution of any portion of your vested account balance, the Plan refers to the latest valuation of your account balance. The Plan requires valuation of the trust fund, and adjustment of participant's accounts, as of the last day of each plan year. The Advisory Committee also may require a valuation on any other date. You will not receive any adjustment to your account balance for trust fund earnings after the latest valuation date. In general, the Plan allocates trust fund earnings, gains or losses for a valuation period on the basis of each participant's opening account balance at the beginning of the valuation period, less any distributions and charges to each participant's account during the valuation period.

FORMS OF BENEFIT PAYMENT. If your vested account balance exceeds $3,500, the Plan permits you to elect distribution under any one of the following methods:

          (a)  Lump sum.

          (b)  Part lump sum and part installments, as described in (c).

          (c) Installment payments (annually, quarterly or monthly) over a specified period of time, not exceeding your life expectancy or the joint life expectancy of you and your designated beneficiary.

Under an installment distribution, the Advisory Committee may direct to have the Plan segregate the amount owed to you in a separate account apart from other trust fund assets. Your separate account will continue to draw interest during the period the Plan is making retirement payments to you. If the Plan does not segregate the amount owed to you in a separate account, your retirement account will remain a part of the trust fund and continue to share in trust fund earnings, gains or losses.

The benefit payment rules described in Sections (11) through (14) reflect the current Plan provisions. If an Employer amends its Plan to change benefit payment options, some options may continue for those participants or beneficiaries who have account balances at the time of the change. If an eliminated option continues to apply to you, the information you receive from the Advisory Committee at the time you are first eligible for distribution from the Plan will include an explanation of that option.

(12) PAYMENT OF BENEFITS PRIOR TO TERMINATION OF EMPLOYMENT.

DISTRIBUTIONS FROM YOUR EMPLOYER CONTRIBUTIONS ACCOUNT AND MATCHING CONTRIBUTIONS ACCOUNT. Prior to your termination of employment with the Employer, you may elect to withdraw all or any portion of your Employer Contributions Account and Matching Contributions Account:

          if you incur a hardship and you are at least 100% vested in your account balance. A hardship distribution must be on account of any of the following: (a) deductible medical expenses incurred by the participant, by the participant's spouse, or by any of the participant's dependents; (b) the purchase (excluding mortgage payments) of a principal residence for the participant; (c) the payment of post-secondary education tuition, for the next semester or for the next quarter, for the participant or for the participant's spouse, or for any of the participant's dependents; (d) to prevent the eviction of the participant from his principal residence or the foreclosure on the mortgage of the participant's principal residence. To qualify for this hardship distribution, the participant may not make elective deferrals or employee contributions to the Plan for the 12-month period following the date of his hardship distribution, the participant first must obtain all other available distributions and all nontaxable loans currently available under the Plan and all other qualified plans maintained by the Employer, and a special limitation may apply to the participant's elective deferrals in the following taxable year.

The Advisory Committee will provide you a withdrawal election form. Other than the withdrawal right described in this Section (12) and the post-age 70-1/2 distribution requirement described in Section (11), the Plan does not permit you to receive payment of any portion of your account balance for any other reason, unless you terminate employment with the Employer.

DISTRIBUTIONS FROM YOUR DEFERRAL CONTRIBUTIONS ACCOUNT AND QUALIFIED NONELECTIVE CONTRIBUTIONS ACCOUNT. Prior to your termination of employment with the Employer, you may elect to withdraw all or any portion of your Deferral Contributions Account and Qualified Nonelective Contributions Account:

          if you have attained the later of normal retirement age or age 59-1/2.

          if you incur a hardship. A hardship distribution is available only from your Deferral Contributions Account. A hardship distribution must be on account of any of the following: (a) deductible medical expenses incurred by the participant, by the participant's spouse, or by any of the participant's dependents; (b) the purchase (excluding mortgage payments) of a principal residence for the participant; (c) the payment of post-secondary education tuition, for the next semester or for the next quarter, for the participant or for the participant's spouse, or for any of the participant's dependents; (d) to prevent the eviction of the participant from his principal residence or the foreclosure on the mortgage of the participant's principal residence. To qualify for this hardship distribution, the participant may not make elective deferrals or employee contributions to the Plan for the 12-month period following the date of his hardship distribution, the participant first must obtain all other available distributions and all nontaxable loans currently available under the Plan and all other qualified plans maintained by the Employer, and a special limitation may apply to the participant's elective deferrals in the following taxable year.

The Advisory Committee will provide you a withdrawal election form. Other than the withdrawal right described in this Section (12) and the post-age 70-1/2 distribution requirement described in Section (11), the Plan does not permit you to receive payment of any portion of your account balance for any other reason, unless you terminate employment with the Employer.

(13) DISABILITY BENEFITS. If you terminate employment because of disability, the Plan will pay your vested account balance to you in lump sum at the same time as it would pay your vested account balance for any other termination of employment. However, if your vested account balance exceeds $3,500, the disability distribution rules are subject to any election requirements described in Section (11). In general, disability under the Plan means because of a physical or mental disability you are unable to perform the duties of your customary position of employment for an indefinite period which, in the opinion of the Advisory Committee, will be of long continued duration. The Advisory Committee also considers you disabled if you terminate employment because of a permanent loss or loss of use of a member or function of your body or a permanent disfigurement. The Advisory Committee may require a physical examination in order to confirm the disability.

(14) PAYMENT OF BENEFITS UPON DEATH. If you die prior to receiving all of your benefits under the Plan, the Plan will pay the balance of your account to your beneficiary. If the Employer permits the Trustee to purchase life insurance on your life with a portion of your account balance, your account balance also will receive any life insurance proceeds payable by reason of your death.

The Advisory Committee will provide you with an appropriate form for naming a beneficiary. If you are married, your spouse must consent to the designation of any nonspouse beneficiary. If your vested account balance payable to your designated beneficiary does not exceed $3,500, the Plan will pay the benefit, in lump sum, to your designated beneficiary as soon as administratively practicable after your death. If your vested account balance payable to your designated beneficiary exceeds $3,500, the Plan will pay the benefit to your designated beneficiary, in the form and at the time elected by the beneficiary, unless, prior to your death, you specify the timing and form of the beneficiary's distribution. The benefit payment election generally must complete distribution of your account balance within five years of your death, unless distribution commences within one year of your death to your designated beneficiary or unless benefits had commenced prior to your death under the mandatory post-age 70-1/2 distribution requirements described in Section (11).

(15) DISQUALIFICATION OF PARTICIPANT STATUS - LOSS OR DENIAL OF BENEFITS.
There are no specific Plan provisions which disqualify you as a participant or which cause you to lose plan benefits, except as provided in Sections (7) and
(10). However, if you become disabled and do not receive compensation from the Employer, you will not receive an allocation of the Employer's contribution to the Plan during the period of disability. In addition, if your Plan benefits become payable after termination of employment and the Advisory Committee is unable to locate you at your last address of record, you may forfeit your benefits under the Plan. Therefore, it is very important that you keep the Employer apprised of your mailing address even after you have terminated employment. Finally, if the Employer terminates the Plan, which it has the right to do, you would receive benefits under the Plan based on your account balance accumulated to the date of the termination of the Plan. Termination of the Plan could occur before you attain normal retirement age. If the Employer terminates the Plan, your account will become 100% vested, if not already 100% vested, unless you forfeited the nonvested portion prior to the termination date.

The termination of the Plan does not permit you to receive a distribution from your Deferral Contributions Account and Qualified Nonelective Contributions Account unless: (1) you otherwise have the right to a distribution, as described in Sections (11) and (12); or (2) the Employer does not maintain a successor defined contribution plan. If you are able to receive a distribution only because the Employer does not maintain a successor defined contribution plan, you must agree to take that distribution as part of a lump sum payment of your entire account balance under the Plan. The Trustee will transfer to the successor defined contribution plan any portion of your interest the Plan is unable to distribute to you.

The fact that the Employer has established this Plan does not confer any right to future employment with the Employer. Furthermore, you may not assign your interest in the Plan to another person or use your Plan interest as collateral for a loan from a commercial lender.

(16) CLAIMS PROCEDURE. You need not file a formal claim with the Advisory Committee in order to receive your benefits under the Plan. When an event occurs which entitles you to a distribution of your benefits under the Plan, the Advisory Committee automatically will notify you regarding your distribution rights. However, if you disagree with the Advisory Committee's determination of the amount of your benefits under the Plan or with respect to any other decision the Advisory Committee may make regarding your interest in the Plan, the Plan contains the appeal procedure you should follow. In brief, if the Advisory Committee of the Plan determines it should deny benefits to you, the Plan Administrator will give you written notice of the specific reasons for the denial. The notice will refer you to the pertinent provisions of the Plan supporting the Advisory Committee's decision. If you disagree with the Advisory Committee, you, or a duly authorized representative, must appeal the adverse determination in writing to the Advisory Committee within 75 days after the receipt of the notice of denial of benefits. If you fail to appeal a denial within the 75-day period, the Advisory Committee's determination will be final and binding.

If you appeal to the Advisory Committee, you, or your duly authorized representative, must submit the issues and comments you feel are pertinent to permit the Advisory Committee to re-examine all facts and make a final determination with respect to the denial. The Advisory Committee, in most cases, will make a decision within 60 days of a request on appeal unless special circumstances would make the rendering of a decision within the 60-day period unfeasible. In any event, the Advisory Committee must render a decision within 120 days after its receipt of a request for review. The same procedures apply if, after your death, your beneficiary makes a claim for benefits under the Plan.

(17) RETIRED PARTICIPANT, SEPARATED PARTICIPANT WITH VESTED BENEFIT,
BENEFICIARY RECEIVING BENEFITS. If you are a retired participant or beneficiary receiving benefits, the benefits you presently are receiving will continue in the same amount and for the same period provided in the mode of settlement selected at retirement. If you are a separated participant with a vested benefit, you may obtain a statement of the dollar amount of your vested benefit upon request to the Plan Administrator. There is no Plan provision which reduces, changes, terminates, forfeits, or suspends the benefits of a retired participant, a beneficiary receiving benefits or a separated participant's vested benefit amount, except as provided in Section (15).

(18) PARTICIPANT'S RIGHTS UNDER ERISA. As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants are entitled to:

(a) Examine, without charge, at the Plan Administrator's office and at other specified locations (such as worksites), all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

(b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

(c) Receive a summary of the Plan's annual financial report. ERISA requires the Plan Administrator to furnish each participant with a copy of this summary annual report.

(d) Obtain a statement telling you that you have a right to receive a retirement benefit at the normal retirement age under the Plan and what your benefit could be at normal retirement age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will advise you of the number of additional years you must work to receive a retirement benefit. You must request this statement in writing. The law does not require the Plan Administrator to give this statement more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer, your union or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or from exercising your rights under ERISA.

If your claim for a retirement benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive the materials within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

(19) FEDERAL INCOME TAXATION OF BENEFITS PAID. Existing Federal income tax laws do not require you to report as income the portion of the annual Employer contribution allocated to your account. However, when the Plan later distributes your account balance to you, such as upon your retirement, you must report as income the Plan distributions you receive. The Federal tax laws may permit you to report a Plan distribution under a special averaging provision. Also, it may be possible for you to defer Federal income taxation of a distribution by making a "rollover" contribution to your own rollover individual retirement account.

Mandatory income tax withholding rules apply to some distributions you do not rollover directly to an individual retirement account or to another plan. At the time you receive a distribution, you also will receive a notice discussing withholding requirement and the options available to you. We emphasize you should consult your own tax adviser with respect to the proper method of reporting any distribution you receive from the Plan.

(20) PARTICIPANT LOANS. This Plan permits the Advisory Committee to adopt a policy under which the Plan may make loans to participants and beneficiaries. A copy of the loan policy adopted by the Advisory Committee is attached to this summary plan description as Exhibit A.


                  *  *  *  *  *  *  *  *  *  *  *  *  *  *  *

                         ACKNOWLEDGEMENT OF RECEIPT OF
                         -----------------------------

                        SUMMARY PLAN DESCRIPTION OF THE
                        -------------------------------


    SALIDA BUILDING AND LOAN ASSOCIATION 401(K) PROFIT SHARING PLAN & TRUST
    -----------------------------------------------------------------------



     I hereby acknowledge receipt of a copy of the Summary Plan Description ("SPD") on the above plan. I received a copy of the SPD on the date indicated below.


Dated:______________________



                                             _________________________________
                                             Participant's Name - Printed


                                             _________________________________
                                             Signature of Participant

                                  EXHIBIT "A"
                                  LOAN POLICY

     The Advisory Committee has adopted the following loan policy to make loans available to participants and beneficiaries under the Plan.

     1. LOAN APPLICATION. Any Plan participant may apply for a loan from the Plan. For purposes of this loan policy, the term "participant" means any participant or beneficiary who is party in interest (as determined under ERISA
(S)3(14)) with respect to the Plan. A participant must apply for each loan in writing with an application which specifies the amount of the loan desired, the requested duration for the loan and the source of security for the loan. The Advisory Committee will not approve any loan if a participant is not creditworthy.

     In order to be creditworthy, the participant must have established in his or her community, a reputation which would entitle him or her to a similar loan from a commercial or business lender. In applying for the loan from the Plan, each participant must give full authority to investigate his of her creditworthiness.

     2. LIMITATION ON LOAN AMOUNT/PURPOSE OF LOAN. The Advisory Committee will not approve any loan to a participant in an amount which exceeds 50% of his or her nonforfeitable accrued benefit (account balance), as reflected by the books and records of the Plan. The maximum aggregate dollar amount of loans outstanding to any participant may not exceed $50,000 as aggregated with all participant loans from other employer qualified plans, reduced by the excess of the participant's highest outstanding participant loan balance during the 12-month period ending on the date of the loan over the participant's current outstanding participant loan balance on the date of the loan. A participant may not request a loan for less than $1,000.

     A participant loan may be for the purpose of one or any combination of the following reasons: (1) the purchase, construction or improvement of a residence or other real estate; (2) the purchase of a vehicle (including an automobile, van, truck or recreational vehicle); (3) tuition and other educational expenses;
(4) medical and dental expenses; or (5) funeral expenses of a family member.

     3. EVIDENCE AND TERMS OF LOAN. The Advisory Committee will document every loan in the form of a promissory note signed by the participant for the face amount of the loan, together with a commercially reasonable rate of interest. The Advisory Committee will determine the appropriate interest rate by obtaining at least one quote from a financial institution, as chosen by the Advisory Committee, that is in the business of lending money. The interest rate quote(s) must take into account the term of the loan, the security on that loan, the creditworthiness of the participant, whether the interest rate is adjustable during the term of the loan, and the intended use of the loan proceeds, if known, and must reflect a commercially reasonable rate for the geographical region in which the participant lives. If participants in the Plan live in different geographical regions, the Advisory Committee may establish a uniform commercially reasonable interest rate applicable to all regions based on information obtained from at least one region in which participants live. The Advisory Committee must reevaluate interest rates for loans made more than one month since the last loan made by the Plan.

     A loan may provide a fixed rate of interest or an adjustable rate of interest, as negotiated between the Advisory Committee and the participant. The Advisory Committee will determine whether the interest rate is commercially reasonable at the time it approves the loan and, in the case of an adjustable rate loan, at the time of each scheduled adjustment. The loan must provide at least quarterly payments under a level amortization schedule.

     The loan may permit a suspension of payments for a period not exceeding one year which occurs during an approved leave of absence. The Advisory Committee will fix the term for repayments of any loan, however, in no instance may the term of repayment be greater than five years, unless the loan qualifies as a home loan. The Advisory Committee may fix the term for repayment of a home loan for a period not to exceed 10 years. A "home loan" is a loan used to acquire a dwelling unit which, within a reasonable time, the participant will use as a principal residence.

     Participants should note the law treats the amount of any loan (other than a "home loan") not repaid five years after the date of the loan as a taxable distribution on the last day of the five year period or, if sooner, at the time the loan is in default. If a participant extends a non-home loan having a five year or less repayment term beyond five years, the balance of the loan at the time of the extension is a taxable distribution to the participant.

     4. SECURITY FOR LOAN. A participant must secure each loan with an irrevocable pledge and assignment of 50% of the nonforfeitable amount of the borrowing participant's accrued benefit under the Plan or other security (e.g., principal residence) the Advisory Committee accepts and finds to be adequate, or both 50% of the participant's accrued benefit and other security. The Advisory Committee may request the borrowing participant to secure each loan with additional collateral acceptable to the Advisory Committee or to substitute collateral given for the loan.

     5. FORM OF PLEDGE. If the participant secures the loan wholly or partly with 50% of his vested accrued benefit, the pledge and assignment of that portion of his accrued benefit will be in the form attached to this Loan Policy.

     6. DEFAULT/RISK OF LOSS. The Advisory Committee will treat this loan in default if:

          (a)  any scheduled payment remains unpaid more than 60 days;

          (b) the making or furnishing of any representation or statement to the Plan by or on behalf of the participant which proves to have been false in any material respect when made or furnished;

          (c) loss, theft, damage, destruction, sale or encumbrance to or of any of the collateral, or the making of any levy seizure or attachment thereof or thereon;

          (d) death, dissolution, insolvency, business failure, appointment of receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws of, by or against the participant.

     The participant will have the opportunity to repay the loan, resume current status of the loan by paying any missed payment plus interest or, if distribution is available under the plan, request distribution of the note. If the loan remains in default, the Advisory Committee has the option of foreclosing on any other security it holds or, to the extent a distribution to the participant is permissible under the Plan, offset the participant's vested account balance by the outstanding balance of the loan. The Advisory Committee will treat the note as repaid to the extent of any permissible offset. Pending final disposition of the note, the participant remains obligated for any unpaid principal and accrued interest.

     The Plan intends this loan program not to place other participants at risk with respect to their interests in the Plan. In this regard, the Advisory Committee will administer any participant loan as a participant directed investment of that portion of the participant's vested account balance equal to the outstanding principal balance of the loan. The Plan will credit that portion of the participant's interest with the interest earned on the note and with principal payments received by the participant. The Plan also will charge that portion of the participant's account balance with expenses directly related to the organization, maintenance and collection of the note.

                     *   *   *   *   *   *   *   *   *   *

                       SUMMARY OF MATERIAL MODIFICATION
                                    FOR THE
                      SALIDA BUILDING & LOAN ASSOCIATION
                      401(K) PROFIT SHARING PLAN & TRUST


Effective July 1, 1995, the Plan will amend it Plan Year as follows:

     A short Plan Year from January 1, 1995 to June 30, 1995 will exist, and all subsequent Plan Years will end each June 30.

                       SUMMARY OF MATERIAL MODIFICATION
                                    FOR THE
                      SALIDA BUILDING & LOAN ASSOCIATION
                      401(K) PROFIT SHARING PLAN & TRUST


EFFECTIVE WITH THE RESIGNATION OF WILLIAM FAGALA FROM THE BOARD OF DIRECTORS, MR. FAGALA HAS BEEN REMOVED AS A PLAN TRUSTEE. PHIL HARSH HAS BEEN APPOINTED AS A NEW MEMBER OF THE ADVISORY COMMITTEE OF THE PLAN, TO SERVE UNTIL APPOINTMENT OF A SUCCESSOR. LARRY D. SMITH, RICHARD A. YOUNG, ROBERT MITCHELL, TIMOTHY GLENN AND PHIL HARSH ARE NOW THE APPOINTED AND CONFIRMED PLAN TRUSTEES, WHO WILL SERVE UNTIL THE APPOINTMENTS OF SUCCESSORS.